Exhibit 99.1

ADAMAS VENTURES, INC.

Room 1403, No. 408 Jie Fang Zhong Road

Guangzhou, Guangdong

PR China, 510030

Phone: 86-2028-8808

Fax: 86-8333-2588

August 08, 2014

The Company respectfully advises that it has a verbal understanding with Jinshan Dai that if necessary, Mr. Dai will loan the Company funds in order to supplement any cash shortage and to complete the registration of the 10,000,000 common shares with the Securities and Exchange Commission. As this agreement with Mr. Dai is verbal, it is not contractually binding. The Company further confirms that it has no long-term formal written agreement with Mr. Dai.